Blanket Amendment
To the
AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENTS
Between
 PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
(hereinafter referred to as THE COMPANY)
and
ANNUITY AND LIFE REASSURANCE, LTD.
(hereinafter referred to as THE REINSURER)

The following Agreements were all recaptured by the THE COMPANY effective March 1, 2003 (“Recapture Date”):

➢	Automatic and Facultative Yearly Renewable Term Insurance Agreement, effective January 1, 2000, for SVUL II
➢	Automatic and Facultative Yearly Renewable Term Reinsurance Agreement, effective January 24, 2000, for Term Elite/Essential 2000
➢	Automatic and Facultative Yearly Renewable Term Reinsurance Agreement, effective April 30, 2000, for UL/VUL II
➢	Automatic and Facultative Yearly Renewable Term Reinsurance Agreement, effective May 12, 2001, for Term Elite/Essential 2001
➢	Automatic and Facultative Yearly Renewable Term Reinsurance Agreement, effective May 12, 2001, for PruLife Universal Protector/Plus

By means of a blanket amendment the companies put in place procedures for the settlement of all amounts due between them.

After recapture, THE REINSURER remained obligated for claims incurred prior to the recapture date.  THE COMPANY agrees that all amounts due have been paid by THE REINSURER.

As of March 1, 2008, THE REINSURER will be fully and finally released from all rights and obligations associated with death claims incurred prior to the Recapture Date.  In order to release THE REINSURER from liability of these death claims, THE REINSURER shall remit to THE COMPANY a final settlement of [REDACTED] by August 1, 2008.

THE REINSURER and THE COMPANY agree to remain obligated by the ‘ERRORS AND OMISSIONS’, ‘REPRESENTATIONS AND WARRANTIES’, and ‘CONFIDENTIALITY’ provisions of the Agreement.

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of March 1, 2008.

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY	ANNUITY AND LIFE REASSURANCE, LTD.
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________